News Release

CONTACT:	Steve Dale (Media) (612) 303-0784 Judith Murphy (Analysts) (612) 303-0783

RICHARD K. DAVIS BECOMES U.S. BANCORP CHIEF EXECUTIVE OFFICER

MINNEAPOLIS (Dec. 12, 2006) – Richard K. Davis has succeeded Jerry A. Grundhofer as chief executive officer of U.S. Bancorp (NYSE: USB), parent company of U.S. Bank. Davis will retain his title of president in addition to his new title of chief executive officer. Grundhofer will remain with U.S. Bancorp as chairman of the board until December 31, 2007.

The change takes place in accordance with an established succession plan, which was announced on July 18, 2006, at which time Davis, 48, was elected to the board of directors of U.S. Bancorp. He had been president and chief operating officer of U.S. Bancorp since October 2004. Grundhofer, 62, had been chief executive officer since 1993 and chairman of the board since 2002. Davis was vice chairman responsible for consumer and commercial banking from 2003 to 2004, and vice chairman or executive vice president of consumer banking from 1993 to 2003.

Grundhofer and Davis have worked closely since 1993, when Grundhofer was named CEO of U.S. Bancorp (then known as Star Banc Corporation). One of his first acts was to recruit Davis to lead consumer banking. Grundhofer and Davis previously worked together at Security Pacific and Bank of America.

Davis has more than 30 years of experience in the banking industry and was a key leader in the successful mergers of Firstar Corporation with U.S. Bancorp in 2001, Firstar with Mercantile Bancorporation in 1999, and Star Banc Corporation with Firstar in 1998. Davis joined the company in November 1993. Before that time he was executive vice president of Bank of America and of Security Pacific. He earned a bachelor’s degree in economics from California State University

Davis serves on the boards of Xcel Energy, Inc., the American Bankers Association, Visa U.S.A. and Visa International, the Minnesota Orchestra, the National Underground Railroad Freedom Center, the Guthrie Theatre and the Minneapolis YMCA.

U.S. Bancorp, with assets of $217 billion, is the 6th largest financial holding company in the United States. The company operates 2,467 banking offices and 4,943 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at www.usbank.com.

# # #